Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The 401(k) Investment Fiduciary Committee
American Retirement Corporation
401(k) Plan

We consent to incorporation by reference in the Registration Statement Nos. 333-28657, 333-66821, 333-40162, 333-94747 and 333-106669 on Form S-8 of American Retirement Corporation of our report dated June 25, 2004, with respect to the statements of net assets available for benefits of the American Retirement Corporation 401(k) Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, which report appears in the December 31, 2003 annual report on Form 11-K of the American Retirement Corporation 401(k) Plan.

/s/ KPMG LLP

Nashville, Tennessee
June 25, 2004